Exhibit 23

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
      PCAOB REGISTERED

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the amended Annual Report on Form 10-K/A of Biocoral Inc., of our report, dated March 27, 2006, on the internal control over financial reporting of Biocoral, Inc., and of our report, dated March 27, 2006, on our audit of the consolidated balance sheets of Biocoral, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005.


/s/ Moore & Associates, Chartered
Moore & Associates, Chartered

Las Vegas, Nevada
April 19, 2006

        2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511
                                Fax (702)253-7501